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                           FEDERAL-MOGUL CORPORATION
                             NON-EMPLOYEE DIRECTOR
                                STOCK AWARD PLAN

     1. ESTABLISHMENT. Federal-Mogul Corporation ("F-M") hereby establishes the Federal-Mogul Corporation Non-Employee Director Stock Award Plan (the "Plan"), as set forth in this document.
     2. PURPOSE. The purpose of the Plan is to enhance F-M's ability to attract and retain the services of well-qualified directors who are not officers or employees of F-M or any of its subsidiaries ("Non-Employee Directors") by providing them with an opportunity to participate in the growth of F-M by allocating a portion of their retainer to the F-M Common Stock, no par value (the "Common Stock"), thereby more directly aligning the personal interest of Non-Employee Directors with those of F-M's shareholders.
     3. DURATION OF THE PLAN. The Plan shall become effective upon approval of the Board of Directors of F-M, conditional upon approval by F-M's shareholders at the 1994 Annual Meeting of Shareholders, any Grant (as defined in Section 6.2 hereof) made hereunder prior to approval of the Plan by F-M's shareholders at the 1994 Annual Meeting of Shareholders shall be conditioned upon receipt of such approval. The Plan shall remain in effect until terminated by action of the Board of Directors or until all of the shares issuable under the Plan have been issued, whichever occurs first ("Termination"). No Grants shall be made after Termination of the Plan and any Grants which are outstanding at the time of Termination shall remain unaffected by the Termination.

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     4.  ADMINISTRATION.  The Plan shall be administered by the Board of
Directors, subject to the restrictions set forth in the Plan. The Board shall have the full power, discretion and authority to interpret and administer the Plan in a manner which is consistent with the Plan's provisions. The Board, however, shall have no authority, discretion or power to select the participants in the Plan or determine the amount, price or timing of Grants.
     5.  SHARES ISSUABLE UNDER THE PLAN.  Subject to adjustment as provided in
Section 8, the total number of shares of F-M Common Stock which may be subjected to Grants under the Plan shall not exceed 50,000. Shares to be issued under the Plan may be authorized and unissued shares or authorized and issued shares of Common Stock which have been reacquired by F-M. Shares of Common Stock that are subject to a Grant and which are forfeited under Section 6.5 shall not again become available for use under the Plan if the subsequent grant of such shares would not be exempt pursuant to Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act").
     6.  RESTRICTED STOCK GRANTS.
     6.1 Initial Grant. Each Non-Employee Director on the date this Plan is approved by the Board of Directors shall be awarded 1,000 shares of Common Stock as of such date subject to the restrictions on transfer set forth in Section 6.4 ("Restricted Stock"). Each person who becomes a Non-Employee Director for the first time thereafter shall be awarded 1,000 shares of Restricted Stock, effective as of the date such person becomes a Non-Employee

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Director.  Grants made pursuant to this Section 6.1 shall be referred to herein as "Initial Grants".
     6.2 Elective Annual Grant. Each Non-Employee Director may make election (the "Election") on an annual basis to receive the cash balance of his or her annual retainer as a director in the form of an award of Restricted Stock (the "Elective Grant"). An Election must be made in writing, must be delivered to the Secretary of F-M no later than the last business day of the month during which the annual meeting of shareholders of F-M is held and shall apply to the retainer to be paid in respect of the term of office which began on the date of such annual meeting. Any Election made by a Non-Employee Director pursuant to this Section 6.2 shall be irrevocable. The Initial Grant and Elective Grant are hereafter referred to as the "Grants".
     6.3 Date of Grant: Number of Shares. The Elective Grant shall be made on the first business day that is at least six months and one day following the last business day of the month during which the F-M Annual Meeting of Shareholders is held. The total number of shares of Common Stock included in each Elective Grant will be determined by dividing the amount of the Non-Employee Director's retainer that is to be paid in Restricted Stock by the fair market value of a share of Common Stock on the date of the Grant. The fair market value of the Common Stock shall be determined using the mean between the highest and lowest sales prices of a share of Common Stock as reported on the Consolidated

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Tape of the New York Stock Exchange on the date of the Grant.  If the Common
Stock did not trade on the New York Stock Exchange on the date of the Grant, the Common Stock will be valued at its fair market value as of the next preceding day on which the Common Stock traded on the New York Stock Exchange. Any resulting fractional shares shall be rounded, up or down, to the nearest whole share.
     6.4 Vesting of Grants. The transfer restrictions on twenty (20%) percent of the shares subject to each Initial Grant shall lapse annually beginning on the first anniversary of the Initial Grant. The transfer restrictions on Elective Grants shall lapse six months and one day after the date of the Elective Grant. No shares of Common stock subject to a Grant may be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares become vested. Each stock certificate representing shares subject to a Grant shall be held in escrow by F-M until the transfer restrictions on such shares lapse or shall bear a legend giving notice of the restrictions imposed pursuant to Section 11 of the Plan, the recipient of a Grant shall be entitled to removal of the legend from the stock certificate representing such shares when the transfer restrictions on such shares have lapsed.
     6.5 Retention of Grants: Termination. In the event a Non-Employee Director ceases to serve on the Board of Directors, the unvested portion of any Grant shall be forfeited immediately, except where service ceases due to death, total disability or retirement in which case the unvested portion of any Grant shall

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immediately vest. Any unvested portion of a Grant is not subject, in whole or in part, to attachment, execution or levy of any kind.
     7. RIGHTS OF A SHAREHOLDER. Except as provided in Sections 4 and 6.5, Non-Employee Directors shall have all rights of a shareholder with respect to all shares of Common Stock subject to a Grant (including voting and dividend rights commencing on the date of the Grant. In the case of stock dividends, the dividend shares of Common Stock shall be subject to the same restrictions on transferability and risk of forfeiture as the shares of Common Stock subject to the Grant on which such stock dividend was paid.
     8.  CAPITAL ADJUSTMENT AND CHANGE IN CONTROL.
     8.1 Capital Adjustment. In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, or other change in corporate structure affecting the Common Stock, an equivalent adjustment shall be made in the aggregate number of shares which may be delivered under the Plan and the number of shares subject to outstanding Grants (provided that the number of shares subject to outstanding Grants (provided that the number of shares subject to any Grant shall always be a whole number) so as to preserve, but neither increase or decrease, the benefits available thereunder.
     8.2 Change in Control. In the event of a "change in control" (as defined below) of F-M, all Grants shall immediately be fully vested and nonforfeitable. For purposes of the Plan, a "change in control" shall occur if any of the following occur: (a) a tender offer shall be made and consummated for the ownership of

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securities of F-M representing 20% or more of the combined voting power of F-M's then outstanding voting securities, (b) F-M shall be merged or consolidated with another corporation and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting corporation shall be owned in the aggregate by the former shareholders of F-M, other than affiliates (as the term "Affiliate" ("Affiliate") is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the "Exchange
Act")) of any party to such merger or consolidation, (c) F-M shall sell all or substantially all of its assets to another corporation which is not a wholly-owned subsidiary of F-M, or (d) any "person" (as the term "person" is defined in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as the term "beneficial owner" is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of F-M representing 20% or more of the combined voting power of the then outstanding securities of F-M.
For purposes of calculating this percentage, ownership of voting securities shall take into account and include ownership as determined in accordance with said Rule 13d-3.
     9. AMENDMENT OF PLAN. The Board of Directors may terminate, amend or modify the Plan at any time and from time to time; provided, however, that the provisions set forth in the Plan regarding the amount, price or timing of the Grants may not be amended more than once every six months, other than to comport with changes in the Internal Revenue Code or the rules thereunder.

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Further, the Board of Directors shall not, without the requisite affirmative approval of the shareholders of F-M, make any amendment which requires shareholder approval under any applicable law, including Rule 16b-3 under the Securities Exchange Act of 1934.
     10. COMPLIANCE WITH RULE 16B-3. It is intended that the Plan be applied and administered in compliance with Rule 16b-3 under the Exchange Act. If any provision in the Plan would cause the Plan or any transaction thereunder not to comply with Rule 16b-3 if applied as written, such provision shall not have effect as written and shall be given effect only to the extent that such effect does not result in noncompliance with Rule 16b-3, as determined by the Board of Directors.
     11. SECURITIES LAW RESTRICTIONS. F-M may impose such other restrictions on any shares of Common Stock granted pursuant to this Plan as it may deem advisable including, but not limited to, restrictions intended to achieve compliance with the Securities Act of 1933, as amended, with the requirements of any stock exchange upon which the Common Stock is then listed, and with any Blue Sky or state securities laws applicable to such Common Stock.
     12. GOVERNING LAW. All determinations made and actions taken pursuant to the Plan shall be governed by the laws of the State of Michigan and construed in accordance therewith.






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